EXHIBIT 99
CAMCO FINANCIAL PROMOTES BROOKS TO CHIEF FINANCIAL OFFICER
Cambridge, Ohio [Nasdaq: CAFI) Camco Financial Corporation (“Camco”) parent company of Advantage Bank has announced that James E. Brooks has been promoted to the position of Senior Vice President, Chief Financial Officer and Treasurer for Camco and Advantage Bank. James E. Huston, President and CEO of Camco and Advantage Bank made the announcement.
As Chief Financial Officer Brooks is responsible for all finance and treasury functions. Mr. Brooks has been employed with Camco since December, 2007 as the Chief Audit Officer, responsible for overseeing the Bank’s Internal Audit, Security, Compliance and Loan Review functions. Previously he served from December, 2006 through December, 2007 as the Risk Manager for JPMorganChase Global Finance at the Columbus, Ohio hub as well as Audit Officer in their Corporate Audit department from November, 2004 through December 2006. Other prior experience in Mr. Brooks’ 16 year banking career includes Bank Controller of United Midwest Savings Bank in DeGraff, Ohio from April, 2004 to November, 2004 and with Bank One as Internal Audit Manager from November, 2001 to April, 2004.
Chairman, President & CEO James E. Huston commented, “We are fortunate to have a professional of James’ caliber already on our staff. His experience, talents, and enthusiasm are exactly the characteristics we desire in our company’s financial leadership.”
Mr. Brooks will assume the Chief Financial Officer, Senior Vice President & Treasurer position on January 14, 2009. He is a graduate of Franklin University (Ohio) with a B.S. degree in Accounting. He maintains membership with the Institute of Internal Auditors and the Risk Management Association, and serves as a Board Member and former Chair for the Alpha Rho Lambda Education Foundation. James and his family reside in Dublin, Ohio.
Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 28 offices in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco’s web site: www.advantagebank.com.